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                                                                Exhibit (a)(2)

                  SUMMARY OF TERMS FOR OPTION EXCHANGE PROGRAM
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                  PLEASE RESPOND BY 5:00 P.M. ON MAY 18, 2001.
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Please check your election and sign and date the Election Form and return it to
Stock Administration, by fax or by mail, as indicated on the Election Form, as soon as possible but NO LATER THAN May 18, 2001 at 5:00 p.m., Pacific Time. If you have any questions, please contact Stock Administration.

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The following are answers to some of the questions that you may have about the
Exchange Program. We urge you to read the full Option Exchange Memorandum accompanying this Summary because the information in this Summary does not contain all details of the Exchange Program. We have included references to the relevant sections of the Option Exchange Memorandum where you can find more detailed discussion of the topics addressed in this Summary. We have divided this Summary into three main parts:

    .   the general terms of the Exchange Program;

    .   options that we will grant; and

    . what you need to do to participate or not participate in the Exchange Program.

I.  The Exchange Program

1.  Why are we providing this Exchange Program?

Many of our outstanding stock options have exercise prices that are significantly higher than the current market price of our common stock. By offering this Exchange Program we intend to maximize stockholder value by creating better performance incentives for our employees, improving employee retention and reducing recruiting costs.

2.  What options are eligible for exchange?

We are offering our employees an opportunity to exchange their existing Interwoven stock options ("Existing Options") for new nonqualified Interwoven stock options that will have an exercise price of $14.63, the average of the closing prices for our common stock as reported by the Nasdaq National Market on April 17 through April 19, 2001, and a new vesting schedule ("New Options"). Employees can also exchange part of any Existing Option, and they will receive a New Option and in exchange for the Existing Option shares they return. The portion of the Existing Option they do not exchange will be amended to reflect the cancellation of the exchanged shares ("Amending Existing Option"). The terms of the Amended Existing Option will remain the same. All outstanding (unexercised) Interwoven employee stock options are eligible for the exchange. We will issue the New Options under our 1999 Equity Incentive Plan and our 2000 Stock Incentive Plan.

3.   What will I receive in exchange for the options I return?

For each two Existing Option shares you elect to exchange, you will be granted one New Option share. Think of the program as a two-for-one exchange: two shares subject to any Existing Option for every one share subject to the New Option issued in exchange. If you exchange an odd number of shares, we will round down the number of shares in the New Option to the nearest whole share.

Example. If you elect to exchange an Existing Option for 1,000 shares, you will receive a New Option for 500 shares. If you elect to exchange an Existing Option for 775 shares, you will receive a New Option for 387 shares.

4.   Are there conditions to the exchange?

Our offer to exchange options is subject to the conditions we describe in this Summary, Section 6 and other parts of the Option Exchange Memorandum, the
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Election Forms and the attachments to those documents.  However, the offer does not include any condition that a minimum number of employees participate in the exchange or that a minimum number of options be exchanged.

5. Are there any eligibility requirements I must satisfy in order to receive the New Options?

Yes. In order to receive New Options, you must be an employee of Interwoven, or one of its subsidiaries, on April 20, 2001, the date the Exchange Program begins, AND on May 18, 2001, the date the Exchange Program ends ("Election
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Period").  If you are not an employee of Interwoven, or one of its subsidiaries, on both of these dates, you are NOT eligible to participate in the Exchange
                                ---
Program.

6. After I have made my election, can I change my mind about whether to participate in the Exchange Program?

Yes, but you must do so during the Election Period. After you turn in the Election Form, you can change your election by delivering a completed and signed Change of Election Form, which is available on the company intranet

(http://intranet.interwoven.com) to Stock Administration before 5:00 p.m. on May
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18, 2001, unless we extend the deadline.  If we extend the Election Period beyond that time, you may change your previous election at any time until the new expiration date of the Election Period. See Section 4 of the Option
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Exchange Memorandum.

7. When does the Exchange Program expire? Can the program be extended, and if so, how will I know if it is extended?

The Exchange Program will expire at 5:00 p.m., Pacific Time, on May 18, 2001, unless we extend it.
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Although we do not currently intend to do so, we may at any time, in our discretion, extend the Election Period. If we extend the Election Period, we will publicly announce the extension no later than 9:00 a.m., Pacific Time, on May 19, 2001. See Section 14 of the Option Exchange Memorandum.
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8.  What accounting consequences will the Exchange Program have for Interwoven?

As a result of our decision to provide the Exchange Program to our employees, all New Options, Amended Existing Options and Existing Options or partial Existing Options that are not exchanged under the Exchange Program will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the price of our common stock in compensation expense in connection with the New Options, Amended Existing Options and Existing Options or partial Existing Options that are not exchanged. We will have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these options for the entire term of the options or until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense. See Section 11 of
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the Option Exchange Memorandum.

9.  Does Interwoven recommend participating in the exchange?

The Board of Directors has approved the Exchange Program because it believes that the program is fair to our stockholders and that it will provide renewed incentives to our employees. The Board believes that, for many eligible employees, the exchange will provide a better chance to obtain value from their options in the short-term. However, your decision to participate or not participate in the exchange is an individual one that should be based on your own situation and analysis. We still intend to provide long-term incentives through our regular stock option plans.

II.  The New Options

1.  What will the exercise price of the New Options be?

The New Options will have an exercise price of $14.63, the average of the closing prices for our common stock as reported by the Nasdaq National Market on April 17 through April 19, 2001. To calculate the exercise price for the New Options, we added up the closing prices on each of April 17th, 18th and 19th and divided the total by three. The closing price for our common stock on April 17th was $11.37, on April 18th was $16.36 and on April 19th was $16.17.

The exercise prices of many of our outstanding options are higher than the current market price of our common stock, which closed at $16.17 on April 19, 2001. Please refer to Section 7 of the Option Exchange Memorandum for more
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information on our past stock prices.  Also, please remember that your Existing
Options may have a lower exercise price than the New Options you would receive in the exchange. It is up to you to check whether it makes sense for you to exchange an Existing Option for a New Option. You should obtain current market quotations for our common stock and consult with your own advisors before deciding whether to participate in the exchange.

2.  When will I receive my New Options?

The New Options will have a grant date of April 20, 2001. We expect to distribute the New Option agreements (and any Amended Existing Option agreements) within six to eight weeks after the expiration of the Election Period. See Section 5 of the Option Exchange Memorandum.
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3.  When will the New Options and the Amended Existing Options expire?

A New Option will expire five years after its grant date, unless it terminates earlier than that date because the option holder leaves Interwoven. Please refer to Section 8 of the Option Exchange Memorandum for more details on the
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circumstances under which the New Options can terminate before they expire.  Any
Amended Existing Options will expire on the same date the prior Existing Option would have expired.

4. Will I have to wait longer to exercise my New Options than I would have to wait with my Existing Options?

It depends on the terms of your prior option and how long you held that option. Interwoven's options usually become exercisable as they vest. Because all the vesting schedules for the New Options will re-start on the grant date, you will have to wait for the New Option to vest (at least six months after the grant date) before you can exercise the New Option. In some cases, the six-month cliff may be shorter than the time you would have had to wait under your prior option. In other cases your Existing Option may already be vesting monthly, in which case you would have to wait longer before you could exercise your New Option.

Example. Assume you currently have an option for 12,000 shares, with 3,000 (1/4th) of the shares vesting after one year and 250 shares (1/48th) of the shares vesting each month thereafter:

     . If you have held that Existing Option for just over 12 months, 3,000 shares would be vested, and you could exercise that vested part of your option at any time. If you were to exchange all 12,000 shares, you would receive a completely unvested New Option for 6,000 shares; you would not be able to exercise the New Option at all during the six months following the date of grant, and you would be able to exercise the New Option for 750 (1/8th) of the shares on October 20, 2001 (six months after the date of grant).

     . If you have held the Existing Option for three months, you could first exercise the New Option three months sooner than the prior option, but, again, only for 750 shares (i.e. six months of vesting in the New Option for 6,000 shares) as opposed to 3,000 shares (i.e. one year of vesting in the prior option to purchase 12,000 shares).

This comparison of vesting is not a complete picture because the exercise price of the replacement options will be lower than that of the Existing Options, so you may derive a greater economic benefit from the New Options even though they will cover fewer shares.

5.   How will the New Options vest?

The New Options will have a new vesting schedule with a six-month "cliff," or waiting period, after which 12.5% of the shares subject to each New Option will be vested and exercisable. After that six-month period the New Options will vest monthly for the remaining 42 months of the vesting schedule so that the New Options will be 100% vested and exercisable four years after the grant date of April 20, 2001. Vesting will generally continue for as long as you remain an employee of Interwoven.

Example. Assume that you currently have an option for 12,000 shares, with 3,000 (1/4th) of the shares vesting after one year, and 250 (1/48th) of the shares vesting each month thereafter, provided you remain an employee of Interwoven.
If you exchange all of the Existing Option, your New Option would be for 6,000 shares. After six months, 750 (or 1/8th) of the shares would be vested, and 125 (1/48th) of the shares would vest each month thereafter, provided you remain an employee of Interwoven.

6. If I only exchange part of an Existing Option, how will the New Option and the Amended Existing Option vest?

The New Option would be for half of the shares subject to the partial Existing Option given up in the exchange, and it would have the vesting schedule described in question II.5 above (i.e. a six-month cliff and monthly vesting thereafter for a total of four years). The Amended Existing Option would be for any of the shares not given up in the exchange, and the vesting schedule for the Amended Existing Option would be applied as if the former vesting schedule applying to the prior Existing Option was applied to the remaining option shares.

Example. If you were to accept the offer to exchange with respect to only 6,000 shares of an Existing Option to purchase 12,000 shares, and, as of the date of the exchange, 6,000 ( 1/2) of the Existing Option shares were vested after two years, and an additional 250 (1/48th) of the shares were vesting each month thereafter, you would receive:

     .   a New Option for 3,000 shares with the New Option vesting schedule;
         and

     . an Amended Existing Option for 6,000 shares with the same vesting schedule as the one you had for your prior Existing Option, except applied to the 6,000 shares as opposed to the 12,000 shares (so 3,000 (1/2) of the shares would be vested as of the date of the exchange, and an additional 125 (1/48th) of the shares would vest each month thereafter.

7.   What happens to my Existing Option shares if I participate in the exchange?

If you elect to exchange an Existing Option or partial Existing Option, the shares of the Existing Option or partial Existing Option will be canceled, you will have no further right or interest in those shares, whether vested or unvested, and you will receive a New Option in exchange for the canceled Existing Option or partial Existing Option.

8. Can I designate the Incentive Stock Option (I) or Non-Qualified (N) portion of a single Existing Option with the same numerical option number for Exchange?

No. We consider the combination of the I and N portions of an Existing Option as a single grant under the same option number.

Example. If you have an Existing Option that has two Notices of Grant of Stock Options and Option Agreement, one with option number I 880001 for 4,900 shares, and the other with option number N 880001 for 3,600 shares, we consider this as one grant for an aggregate of 8,500 shares, which has only been sub-divided to satisfy IRS Incentive Stock Option regulations. Assume you have elected to exchange 2,000 shares of this Existing Option. We will automatically cancel the original I and N portions of the grant, issue a New Option for 1,000 non-qualified shares, and an Amended Existing Option for 6,500 shares, and the Amended Existing Option will be an Incentive Stock Option to the maximum extent permitted by IRS regulations. Any option shares that cannot be Incentive Stock Option shares will be nonqualified option shares. The Amended Existing Option will have the same vesting schedule as the Existing Option.

9. What happens to my Existing Options if I do not participate in the exchange or if my options are not accepted for exchange?

Nothing. If you decide to reject the offer to exchange your options or do not elect to participate in the exchange, or if we do not accept the options you return, you will keep all of your current options, and you will not receive any New Options. No changes will be made to your current options.

10. If I elect to exchange Existing Options, do I have to exchange all of my Existing Options or can I just exchange some of them?

You may choose to return all, some or none of your Existing Options. You can also elect to exchange only part of any single Existing Option.

11. If I exchange Incentive Stock Options, will my New Options be Incentive Stock Options?

No. All New Options will be nonqualified stock options and not Incentive Stock Options, regardless of whether the options you exchange are Incentive Stock Options. See Section 13 of the Option Exchange Memorandum.
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12.  If I have Incentive Stock Options, what happens if I elect not to exchange them or only elect to exchange part of one?

If you have an Incentive Stock Option, we do not believe that this Exchange Program will disqualify that option from treatment as an Incentive Stock Option if you do not elect to participate in the exchange. Further, we do not believe that an amendment of that Existing Option to reduce the number of shares subject to that option will disqualify it from treatment as an Incentive Stock Option. However, the applicable income tax rules can be complicated and may depend on your individual circumstances, so we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise your unexchanged Existing Option or Amended Existing Option. See Section 13 of the Option Exchange Memorandum.
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13.  Will I have to pay taxes if I exchange my options?

We know of no adverse tax consequence that will affect any employee in the United States with respect to options or partial options exchanged and re-granted under this program. If you exchange your current options or parts of such options for New Options, we believe you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange and that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the New Options, you will not be required under current law to recognize income for federal income tax purposes. However, we recommend that you consult with your own tax advisor to determine your specific tax consequences of participating in the exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and related consequences of this transaction under the laws of the country in which you live and work. See Section 13 of the Option Exchange Memorandum.
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III.  Participation in the Exchange Program

1.    What do I need to do to participate in the Exchange Program?

      A. Return Your Election Form.  If you offer your Existing Options or any
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         part of those options for exchange, you must complete and sign the
         Election Form and return it to Margaret Venables, Stock Administration, by fax or by mail, as indicated on the Election Form, before 5:00 p.m., Pacific Time, on May 18, 2001.

      B. Required Information on the Election Form.  The information that you
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         will need to complete your Election Form, including the options that you hold and the number of shares subject to those options is available at www.optionslink.com. Please do not contact Stock Administration for
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         this information. If you need your username and password, please call
         OptionsLink at (800) 838-0908 (International: +1 (650) 599-0125).
         Please note that we may reject any Eligible Option to the extent you do not properly complete the Election Form or to the extent we determine it would be unlawful for us to accept the option.

      C. Hard Copy of Election Form Required.  We will only accept a hard
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         (paper) copy of your Election Form. Delivery of your Election Form by
         e-mail will not be accepted. If you do not sign and deliver the Election Form before the deadline, it will have the same effect as if you elected not to exchange any of your options; you will not participate in the option exchange, and all stock options you currently hold will remain intact at their original price and original terms.

      D. Unable to Deliver Election Form.  If you cannot deliver your Election
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         Form to Stock Administration, then you should contact Stock
         Administration at stock@interwoven.com or at (408) 530-7140
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      E. Other Documents.  You should review this Summary of Terms, the
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         accompanying Option Exchange Memorandum, the Election Forms and the
         attachments to those documents, and consult with your tax or financial advisor before making your election. You do not need to return your stock option agreements and forms for your Existing Options to elect to participate in this exchange.

      F. Extension of Term of Exchange Program.  If we extend the Election
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         Period beyond May 18, 2001, you must sign and deliver the Election Form before the new expiration
         date. Although we may later extend, terminate or amend the Exchange Program, we currently expect to accept all properly exchanged options promptly after the Election Period expires.

2.   What do I need to do if I do NOT want to participate in the Exchange
     Program?

If you do not want to participate in the Exchange Program, complete and sign the Election Form indicating that you do NOT want to participate in the Exchange Program and return it to Stock Administration by May 18, 2001.

IV.  Contact Information

For additional information or assistance, you should contact Margaret Venables or Estela Lemus, Stock Administration, at stock@interwoven.com or at (408) 530-
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7140, or Allan Smirni at asmirni@interwoven.com.
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